UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 23, 2017

Endocyte, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35050	35-1969-140
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana	47906
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	765-463-7175

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.05 Costs Associated with Exit or Disposal Activities.

Endocyte, Inc. (the “Company”) is implementing a strategic restructuring to focus on an updated business plan. Based on safety and efficacy data, the Company is stopping enrollment in the EC1456 trial, but will continue to enroll a small number of patients in the EC1456 ovarian cancer surgical study to gain additional insight to inform the development of future small molecule drug conjugates (SMDCs). Based on an interim assessment to confirm drug activity, the Company will continue to enroll patients in the EC1169 phase 1b trial for taxane-exposed metastatic castration-resistant prostate cancer. For the second EC1169 arm, the Company will stop enrollment of taxane-naïve patients as the efficacy signals were less clear. The Company plans to continue development of the next-generation chimeric antigen receptor T-cell (CAR T-cell) SMDC adaptor platform in collaboration with leading experts in the field at Seattle Children’s Research Institute, and the dual-targeted DNA crosslinker drug EC2629. The Company continues to refine and update its business plan and is committed to productive investment of capital.

The Company’s Board of Directors committed to this course of action on May 23, 2017, and the Company informed affected employees on June 2, 2017. As part of this strategic restructuring, the Company’s workforce will be reduced to 47 employees, which is an approximate 40% reduction across the organization. The Company expects to establish a severance program for employees affected by the reduction of personnel and to substantially complete the reduction in the third quarter of 2017. The Company currently anticipates incurring total restructuring costs related to the strategic restructuring of approximately $2.4 million, which includes severance, benefits and related costs of approximately $1.1 million, fixed asset impairment charges of approximately $0.3 million, and clinical trial termination charges and other charges of approximately $1.0 million. Of this $2.4 million, approximately $2.0 million is expected to consist of future cash expenditures and is expected to be paid before the end of 2017. The Company is continuing to review the potential impact of the restructuring, and is unable to estimate any additional restructuring costs or charges at this time. If the Company subsequently determines that it will incur additional significant costs and restructuring charges, it will amend this Current Report on Form 8-K to disclose such information.

As permitted by an interpretation of the Securities and Exchange Commission, this Form 8-K is being timely filed on the date on which the employees affected by the strategic restructuring were informed of their termination.

ITEM 2.06 Material Impairments.

The information required by this Item 2.06 is contained in Item 2.05 above and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

(d)         Exhibits

99.1       Press Release issued on June 2, 2017

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this report are forward looking, such as those, among others, relating to future spending, future cash balances, reduction in personnel, expected amounts and types of costs, charges and payments related to the strategic restructuring, other expected impacts of the strategic restructuring, the successful completion of current and future clinical trials, the enrollment period for, and availability and reporting, of data from ongoing and future clinical trials, and the Company's future development plans including those relating to the completion of pre-clinical development in preparation for possible future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the Company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the Company’s product candidates; risks that early stage pre-clinical data may not be indicative of subsequent data when expanded to additional pre-clinical models or to subsequent clinical data; risks that evolving competitive activity and intellectual property landscape may impair the Company's ability to capture value for the technology; risks that expectations and estimates turn out to be incorrect, including estimates of the potential markets for the Company’s product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected future revenues, operations, expenditures and cash position. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the Company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endocyte, Inc.

June 2, 2017	By:	/s/ Beth A. Taylor
Name: Beth A. Taylor
Title: Vice President of Finance and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release issued on June 2, 2017